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For Immediate Release April 8, 2008

Contact:  Joseph J. Bouffard, President and CEO
          (410) 248-9130


                          BCSB BANKCORP, INC. ANNOUNCES
               ANTICIPATED CLOSING DATE FOR SECOND STEP CONVERSION
                                      * * *
                       CLOSING PLANNED FOR APRIL 10, 2008


April 8, 2008, Baltimore, Maryland - BCSB Bankcorp, Inc. (Nasdaq-BCSB), holding company for Baltimore County Savings Bank, F.S.B. announced today that it anticipates closing its second step conversion transaction on April 10, 2008.

A total of 1,976,538 shares of common stock, the minimum of the offering range, are expected to be sold in the subscription, community and syndicated community offerings at the price of $10.00 per share, including 122,197 shares to be purchased by the Baltimore County Savings Bank, F.S.B. Employee Stock Ownership Plan. As part of the conversion, existing shares of BCSB Bankcorp will be converted into the right to receive 0.5264 shares of BCSB Bancorp common stock based on the current 5,929,743 outstanding shares of BCSB Bankcorp. The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in BCSB Bancorp as they owned in BCSB Bankcorp. Cash will be issued in lieu of fractional shares based on the offering price of $10.00. Total shares outstanding after the stock offering and the exchange are expected to be approximately 3,121,301 shares.

As a result of the conversion and offering, Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp will cease to exist, and BCSB Bancorp, Inc., the Maryland corporation formed to facilitate the conversion, will become the parent holding company of Baltimore County Saving Bank and will be wholly owned by public stockholders. The conversion and offering are expected to be completed at the close of business on April 10, 2008. The closing of the transaction is subject to the satisfaction of customary closing conditions.

Sandler O'Neill + Partners, L.P. acted as financial advisor and marketing agent with respect to the offering. Sandler O'Neill + Partners, L.P. acted as sole book-running manager and Sterne, Agee & Leach, Inc. acted as co-manager of the syndicated community offering. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to BCSB Bankcorp.

BCSB Bankcorp common stock will continue to trade on the Nasdaq Global Market under trading symbol BCSB through April 10, 2008. Beginning on April 11, 2008, the shares of BCSB Bancorp will trade under the symbol "BCSBD" for a period of 20 trading days. Thereafter, BCSB Bancorp's trading symbol will revert to "BCSB."


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Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. Baltimore County Savings Bank provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which BCSB Bankcorp and Baltimore County Savings Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus and prospectus supplements forming part of the registration statement.

The shares of common stock of BCSB Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.